UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2010

KID BRANDS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01 Other Events

Effective December 31, 2010, the employment agreement of Renee Pepys-Lowe, President of CoCaLo, Inc. since its acquisition by Kid Brands, Inc. (the “Company”) in April 2008 (and prior to that, since its founding in 1998), will expire, and the parties thereto have mutually agreed that the employment agreement will not be renewed. Effective immediately, Ms. Pepys-Lowe will step down as President of CoCaLo, but will continue to be employed as a Senior Advisor to the Company at the same compensation and benefits to which she is currently entitled, and David Sabin, currently President of the Company’s Kids Line subsidiary, will assume overall responsibility for the Kids Line and CoCaLo businesses. Commencing January 1, 2011, Ms. Pepys-Lowe will serve as a consultant to the Company through fiscal year 2011 for the compensation described below.

Following the expiration of her employment agreement at the end of 2010, Ms. Pepys-Lowe will receive the payments and other benefits applicable following a notice of non-renewal by the Company under her employment agreement, generally consisting of twelve months of base salary continuation. She will also receive any bonus to which she would have been entitled for 2010. In consideration of the receipt of such payments, Ms. Pepys-Lowe is required to execute a release with the Company. Other agreements executed by Ms. Pepys-Lowe and the Company in connection with the acquisition of CoCaLo in April 2008 will survive the expiration of her employment agreement.

On September 2, 2010, the Company issued a press release announcing, among other things, the changes to the duties of Ms. Pepys-Lowe and Mr. Sabin, and the further integration of certain Kids Line and CoCaLo operations.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this report:

Exhibit 99.1	Press Release, dated September 2, 2010, announcing, among other things, the changes to the duties of Ms. Pepys-Lowe and Mr. Sabin, and the further integration of certain Kids Line and CoCaLo operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2010		KID BRANDS, INC.

	By:	/s/ Marc S. Goldfarb

Marc S. Goldfarb Senior Vice President and General Counsel

Exhibit Index

Exhibit 99.1	Press Release, dated September 2, 2010, announcing, among other things, the changes to the duties of Ms. Pepys-Lowe and Mr. Sabin, and the further integration of certain Kids Line and CoCaLo operations.